BROOKFIELD HIGH INCOME FUND INC.
Pending Litigation
June 30, 2014
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In connection with the reorganization of each of Helios Advantage Income
Fund, Inc., Helios High Income Fund, Inc., Helios Multi-Sector High
Income Fund, Inc. and Helios Strategic Income Fund, Inc. into the Fund, all rights, defenses, potential liabilities and/or claims associated with the Opt-Out Actions (defined below) were assumed by the Fund, including any potential claims by the Closed-End Funds (defined below) for indemnification and/or contribution or any similar claims against any released defendant parties related to any Opt-Out Actions related to the
Class Action (defined below).

On August 5, 2013, the federal court in the Western District of Tennessee entered an order approving a settlement of a securities class action proceeding encaptioned In re Morgan Keegan Closed-End Fund Litigation (the
"Class Action"). The settlement provided for a release of securities claims alleged against certain fixed income funds managed by the Adviser, including RMK High Income Fund, Inc., RMK Strategic Income Fund, Inc., RMK
 Advantage Income Fund, Inc., and RMK Multi-Sector High Income Fund, Inc.
(the "Closed-End Funds") and other defendants, in exchange for a payment of
$62 million by the non-fund defendants to the class plaintiffs. The settlement did not require any payment made by the Closed-End Funds in connection with the settlement of the Class Action. The settlement also provided for the possibility that class members could elect to remove themselves from the class and pursue claims on an individual basis
("Opt-Out Actions").

Two individual actions filed prior to approval of the Class Action settlement, the Davies Action and the Goddard Action, were respectively dismissed with prejudice against all defendants on June 20, 2014 and
July 10, 2014. A third action, the Duncan Action, has been dismissed with prejudice with respect to all defendants except for the claims of plaintiff Francis H. Kohn. With respect to that plaintiff's claims, on
July 25, 2014 the Court granted defendants' motion to compel arbitration.

Subsequent to the Class Action settlement, five purported Opt-Out Actions to date have been filed against the Closed-End Funds in the Western
District of Tennessee: Warwick et al. v. RMK High Income Fund, Inc., et al.
(the "Warwick Action"), Small v. RMK High Income Fund, Inc., et al. (the
"Small Action"), Adkins et al. v. Regions Morgan Keegan Select High Income
Fund, Inc., et al. (the "Adkins Action"), Starnes et al. v. Regions Morgan
Keegan Select High Income Fund, Inc., et al. (the "Starnes Action"), and
Stein et al. v. Regions Morgan Keegan Select High Income Fund, Inc., et al.
(the "Stein Action"). The five Opt-Out Actions generally allege that defendants misrepresented or failed to disclose material facts relating to portfolio composition, fair valuation, liquidity and risk in fund registration statements and other documents.

The Warwick Action, which is brought on behalf of two plaintiffs, claims damages in excess of $2.7 million. The Small Action, which is brought on behalf of one plaintiff, claims damages in excess of $1.6 million. The Adkins
Action, Starnes Action and Stein Action are brought on behalf of approximately one-hundred, five and three investors respectively, and seek among other forms of relief compensatory damages not quantified against all defendants, jointly and severally, in an amount to be proven at trial.
Defendants, including the Closed-End Funds, have moved to dismiss all five
Opt-Out Actions on various grounds including with respect to certain plaintiffs in the Starnes Action and Adkins Action on the ground that a number of plaintiffs did not properly opt-out of the Class Action. On
August 4, 2014, the Court dismissed all claims against the defendants in the Small Action except for a Section 11 claim against RMK Multi-Sector
High Income Fund, Inc. and a Section 15 claim against the non-fund defendants. Motions to dismiss for the other four Opt-Out Actions remain pending.

No estimate of the effect, if any, of these pending lawsuits on the Fund can be made at this time.